Exhibit 5
[FOREST CITY ENTERPRISES, INC. LETTERHEAD]
May 3, 2007
Securities and Exchange Commission
100 F. Street NE
Washington D.C. 20549

Re:	1994 Stock Plan (As Amended and Restated as of June 21, 2005)
Ladies and Gentlemen:
     I have acted as counsel for Forest City Enterprises, Inc., an Ohio corporation (the “Registrant”), in connection with Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 21, 2005) (the “Plan”) and as further amended by Amendment No. 1 and Amendment No. 2 thereto. In rendering this opinion, I have examined such documents and records including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as we have deemed necessary for the purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Registrant’s Class A Common Stock $0.33-1/3 par value that may be issued or transferred and sold pursuant to the Plan will be, when issued or transferred and sold in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.
     My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to the laws of the State of Ohio. I express no opinion with respect to any other law of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Registrant to issue or transfer and sell the Common Shares pursuant to the Plan will be in full force and effect at all times at which such Common Shares are issued or transferred and sold by the Registrant, and the Registrant will take no action inconsistent with such resolutions.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Geralyn M. Presti
Geralyn M. Presti
Senior Vice President and General Counsel